Exhibit 10.2

EMULSION SUPPLY AND FORMULATION SERVICES AGREEMENT

THIS EMULSION SUPPLY AND FORMULATION SERVICES AGREEMENT (“Agreement”) is made and entered into as of October 8, 2014 (“Effective Date”), by and between Oceans Omega LLC, a limited liability corporation organized under the laws of the State of Delaware with offices located at 140 East Ridgewood Avenue, Suite 125, Paramus, NJ 07652 (“OCEANS”), and Omega Brands Inc, a corporation organized under the laws of the State of Nevada having a principal place of business at 5005 Interbay Blvd, Tampa, FL 33611(together with any of its Affiliates, “OBRANDS”), together the “Parties” hereto. Certain other capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, OCEANS is a wholly owned subsidiary of Mycell Technologies LLC (“MYCELL”);

WHEREAS, OCEANS has developed certain expertise and technologies relating to emulsions containing EPA and DHA (each defined below as the OCEANS Emulsions) for utilization in the formulation and fortification of food, beverage and nutritional products;

WHEREAS, OBRANDS is in the business of developing, manufacturing, marketing, selling and distributing products which from time to time may include emulsions, for food, beverage and nutritional products;

WHEREAS, pursuant to an asset purchase agreement dated concurrently herewith among MCT Beverage Company LLC (“MCT”), MYCELL, and OBRANDS (the “Asset Purchase Agreement”), OBRANDS has purchased all right and title in and to certain beverage mixing formulae (the “Omega Infusion Formulae”) formerly produced and marketed by OCEANS under the trade name “Omega InfusionTM” and which incorporate the OCEANS Emulsions.

WHEREAS as a material and mutual inducement to each other for entering into the Asset Purchase Agreement, OBRANDS wishes to engage, and OCEANS wishes to provide, the services of OCEANS to produce and supply OBRANDS with certain beverages employing the Omega Infusion Formulae and incorporating OCEANS’ proprietary Omega-3 emulsions as one ingredient in OBRAND’s manufacture of Omega-3 fortified beverages upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1 “Affiliate” shall mean any person, corporation, firm, partnership or other entity which, directly or indirectly controls OCEANS or OBRANDS, as applicable, or is under common control of OCEANS or OBRANDS, as applicable, to the extent that the controlling entity has fifty percent (50%) or more of the equity having the power to vote on or direct the affairs of the controlled entity.

Section 1.2 “Agreement” means this agreement, and all schedules and other documents attached to or incorporated to in this agreement, and all amendments and supplements, if any, to this agreement.

Section 1.3 “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by Law or executive order to close.

Section 1.4 “DHA” shall mean docosahexaenoic acid.

Section 1.5 “EPA” shall mean eicosapentaenoic acid.

Section 1.6 “Effective Date” means the effective date of this Agreement.

Section 1.7 “FDA” shall mean the U.S. Food and Drug Administration.

Section 1.8 “FDA Act” shall mean the U.S. Federal, Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder as the same may be amended from time to time.

Section 1.9 “Laws” shall mean all federal, state and local statutes, codes, laws, regulations and ordinances, including without limitation, those relating to the manufacture of food products intended for human consumption, including the FDA and listing requirements, rules and regulations of any securities exchange on which a party’s securities are listed.

Section 1.10 “Net Sales” of any Party shall mean the gross amount received by that Party, or its Affiliates and sub-licensees, or any of them, on all sales of the applicable goods or services sold (i) discounts actually allowed, (ii) credits for claims, allowances, retroactive price reductions, (iii) duties, transportation and insurance, sales taxes or other governmental charges actually paid in connection with provision of good or services (but excluding what are commonly known as income taxes and value-added taxes). The provision of goods or services by a party to any Affiliate which is a reseller or vendor of such services and whose financial statements are consolidated with the financials of that party under U.S. GAAP, shall be excluded, and only the subsequent provision of such goods or services by such Affiliates to unrelated parties shall be deemed Net Sales hereunder.

Section 1.11 “OCEANS Emulsion(s)” shall mean OCEANS’s proprietary Confidential and/or Patented fish and algae-derived omega-3 nano-emulsions containing DHA and/or EPA and meeting the Specifications specified in Exhibit B attached hereto, as such Exhibits may be amended from time to time by mutual written agreement of the parties.

Section 1.12 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

Section 1.13 “Price” shall have the meaning set forth in Section 3.1.

Section 1.14 “Purchase Order” shall have the meaning set forth in Section 4.2.

Section 1.15 ““Specifications” shall mean the specifications for the OCEANS Emulsions that are attached hereto in Exhibit B, as they may be changed in accordance with Article V or by other mutual agreement of the parties.

Section 1.16 “Term” shall have the meaning set forth in Section 2.

Section 1.17 “Third Party” shall mean any party other than OCEANS, OBRANDS or any of their Affiliates.

ARTICLE II. TERM

The term of this Agreement (“Term”) shall commence on the Effective Date and shall, unless sooner terminated in accordance with Article IX, continue for a period of twenty (20) years.

ARTICLE III.PRICING; PAYMENT TERMS; COMPENSATION; NO EXCLUSIVITY

Section 3.1 Pricing.

During the Term and on the terms hereof, OBRANDS may purchase from OCEANS, and OCEANS agrees to supply, OCEANS Emulsion(s) in the formats and formulations specified in Exhibit A at market prices determined on a quarterly basis (the “Prices”). Prices will be set in U.S. Dollars and will be no less favorable than the Price charged to any third party purchaser for substantially similar quantities of the OCEANS Emulsion and other terms, from time to time as determined by OCEANS. Further, as part of the royalty agreement, it is understood that during the term OBRANDS may engage and OCEANS may provide up to 100 hours of formulation services of OCEANS’s scientific and formulation team, subject to Section 3.9 below. If OCEANS provides more than 100 hours of such formulation and support services, OBRANDS may be charged by OCEANS fees then typically charged by OCEANS for such services at a rate not less favorable to OBRANDS than that charged by OCEANS to any third party for substantially similar quantities of purchases and other terms.

Section 3.2 Exclusions from Price; Price Adjustments.

(i) Prices do not include taxes or charges imposed by any taxing authority upon the sale, shipment, storage, “value add” or use of OCEANS Emulsion which OBRANDS is obligated to pay or collect.

(ii) Prices do not include shipping and handling. Per Section 4.2, products shall be delivered FOB Origin.

(iii) OBRANDS acknowledges that the Prices set forth in Exhibit A are based on the Specifications set forth in Exhibit B. Any Price changes resulting from a change in Specifications shall be determined in accordance with Article V.

(iv) In the event OCEANS experiences a significant increase in cost as a result of manufacturing cost increases beyond its reasonable control, the parties shall, no more frequently than once per year, negotiate in good faith to arrive at a reasonable adjustment in the Price which shall be incorporated into Exhibit A.

Section 3.2 Payment Terms. Payment terms are net ninety (90) days after date of invoice (“maturity date”). Without limiting OCEANS other remedies, on any invoice, or portion of an invoice, not paid by maturity date, OBRANDS shall pay interest from maturity date to the date of payment at the rate of One and One Half Percent (1.5%) per month, provided the total interest rate charged shall not exceed the legally permissible interest rate under New York law.

Section 3.3 Failure to Pay. If OBRANDS fails to pay any indebtedness to OCEANS in accordance with the terms of this Agreement, OCEANS may, in addition to any other remedies, postpone or withhold the supply of OCEANS Emulsion. OCEANS may cancel and/or terminate this Agreement in accordance with Article IX if such indebtedness is not satisfied within a 90 day cure period.

Section 3.4 Royalty Payments. With respect to each 12 pack of Omega Infusion Enhanced Water or Omega Infusion Shots sold by OBRANDS which incorporates the OCEANS Emulsion, OBRANDS shall on a monthly basis pay to OCEANS a royalty equal to Fifteen Cents (US $0.15) per twelve pack sold during such month (i.e. $0.0125 per bottle).

Section 3.5 Finder’s Fees Payable to OCEANS. If OCEANS, at OBRANDS’ written request, introduces a retailer/distributor to OBRANDS that does not have an existing or historical arrangement with OBRANDS, and such Person enters into a sales/distribution or other business arrangement with OBRANDS, then OBRANDS shall pay to OCEANS a finder’s fee in an amount equal to Three Percent (3%) of the Net Sales of OCEANS Emulsion arising from such transaction for the first twelve (12) months commencing with the first such sale to such retailer/distributor. No sales or distribution agreements or other business arrangements between OBRANDS and the protected customers listed in Exhibit C hereto shall be subject to this Section 3.5.

Section 3.6 Fees Payable to OBRANDS for Consulting. If OBRANDS, at OCEAN’S written request, introduces OCEANS to a third party that does not have an existing or historical bottling/distribution arrangement and is seeking to formulate or reformulate new or existing beverage products, and such Person enters into an arrangement with OCEANS to purchase OCEANS Emulsion, then, in such case, OCEANS will pay to OBRANDS a mutually agreed-upon fee between five (5%) percent and up to a maximum of ten (10% ) percent of Net Sales, depending upon the extent of OBRANDS’ involvement with respect to product development and distribution for the first twelve (12) months commencing with the first such sale to such third party.

Section 3.7 OCEANS acknowledges and agrees that OBRANDS is and at all times shall remain, the sole and exclusive owner of all right, title and interest, throughout the world, in and to the Omega Infusion Formulae. OCEANS shall at all times during and following the term of this Agreement use reasonable commercial efforts to protect and preserve the confidentiality of the Omega Infusion Formulae, and other confidential information related thereto. Without limiting the foregoing, OCEANS shall not disclose the contents of the Omega Infusion Formulae except to those with a need to know basis for the purposes of fulfilling its obligations under this Agreement, and provided that recipients of such disclosure have agreed in writing to perpetually maintain the confidentiality of such information. OBRANDS acknowledges and agrees that OCEANS is and at all times shall remain, the sole and exclusive owner of all right, title and interest, throughout the world, in and to the OCEANS Emulsions. OBRANDS shall at all times during and following the term of this Agreement use reasonable commercial efforts to protect and preserve the confidentiality of the OCEANS Emulsions, and other confidential information related thereof. Without limiting the foregoing, OBRANDS shall not disclose the contents of the OCEANS Emulsions, except to those with a need to know basis for purpose of fulfilling its obligations under this Agreement, and provided that recipients of such disclosure have agreed in writing to perpetually maintain the confidentiality of such information. The confidentiality obligations of the Parties set forth in this Section 3.7 shall not apply to such information that (a) is or become part of the public domain through no fault of the disclosing party, or (b) is disclosed pursuant to court order or other legal process.

Section 3.8 OCEANS hereby grants to OBRANDS, its Affiliates and their respective sub-licensees, the exclusive right to sell to the customers, on Exhibit C, for a period of 24 months from the Effective Date (the “Exclusive Period”), to purchase any OCEANS Emulsions or products with OCEANS emulsion (or any variant thereof) for the purposes of producing or distributing beverages in or from North America. Where a prospective customer has a pre-existing relationship with a Protected Customer and the customer uses a Protected Customer, OCEANS will pay OBRANDS a fee of 3% net emulsion sales to OCEANS.

If during the first sixty months (60) from the Effective Date OCEANS sells OCEANS Emulsions to The Coca-Cola Company, PepsiCo, Cadbury Schwepes or The Dr. Pepper Snapple Group or their affiliates (“National Brands”) in North America, OCEANS shall pay to OBRANDS a royalty of One and One Half Percent (1.5%) of Net Sales of OCEANS Emulsions made by OCEANS to such National Brands for following time period, the lesser of (a) 36 months or (b) from the first day of such sale until the beginning of the sixty-first month from the Effective Date. The royalty payable to OBRANDS hereunder shall be payable within Forty Five (45) days of such sales. Notwithstanding the foregoing in this Section 3.8, or anything else in this Agreement to the contrary, neither Party is bound by any purchase or sale exclusivity obligations to the other Party outside of North America.

Section 3.9 During the Term, OCEANS’ scientific and formulation team (the “Team”) shall assist OBRANDS from time to time during OCEANS’ normal business hours with beverage formulation services. The specific services shall be subject to mutually agreement of the Parties, and the size and composition of the Team and the amount and proportion of time and manner the Team shall devote to such services shall be in OCEAN’s sole and absolute discretion. In performing such services, the Members of the Team shall not be or be considered an employee or contractor of OBRANDS. During the Term, OBRANDS and its Affiliates shall not, directly or indirectly, solicit or hire or otherwise engage the services of any member of the Team (or former member of the Team for a period of one (1) year after such member of the Team terminates their employment with OCEANS or an OCEAN’s Affiliate) without OCEAN’s prior written approval in its sole and absolute discretion. Notwithstanding anything in this Agreement to the contrary, OCEANS retains the right in its sole and absolute discretion to reduce, reorganize or terminate scientific and formulation services, work or business and, if it does end or substantially completely terminate its scientific and formulation services, work or business, has the right in its sole and absolute discretion to reduce, limit or entirely discontinue such assistance to OBRANDS.

ARTICLE IV. PURCHASE AND SUPPLY OF EMULSIONS; PURCHASE ORDERS

Section 4.1 Purchase Orders. OBRANDS shall issue formal purchase orders (“Purchase Orders”) at least thirty (30) days in advance of the date on which OBRANDS requests that OCEANS make the OCEANS Emulsion available for shipment/delivery to OBRANDS. OBRANDS shall place Purchase Orders at such location(s) as shall be designated for the taking of orders by written notice given by OCEANS to OBRANDS from time to time during the Term. Purchase Orders which have been received by OCEANS shall be considered firm and binding orders (subject to OCEANS’ acceptance thereof) and shall only be cancelled or amended by mutual written agreement of the Parties.

Section 4.2 Order and Delivery Terms; Labeling and Approvals; Product Information. The OCEANS Emulsion shall be packaged as set forth in the Specifications or as otherwise mutually agreed by the Parties. The OCEANS Emulsion shall be delivered with Title to and risk of loss of the OCEANS Emulsion transferred to OBRANDS upon OCEANS making OCEANS Emulsions available for pick up by OBRANDS’s designated common carrier for shipment to OBRANDS as indicated in the applicable Purchase Order (FOB Origin). OCEANS shall provide with each batch delivered to OBRANDS a traveling sample of each batch delivered (“Sample”) together with a certificate of analysis and such other documentation as is required by applicable Law.

As between OCEANS and OBRAND, OBRANDS shall be solely responsible for all export, import, labeling and other registrations and approval for lawful and safe use, distribution and consumptions of products incorporating the OCEANS Emulsion. OBRANDS may communicate to its customers and prospects information commonly requested as to OCEANS Emulsion specifications; provided, however, that in all instances OBRANDS and its customers fully comply with the confidentiality obligations set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall OBRANDS or its Affiliates communicate, whether orally, in writing or by any other means, any health, fitness or medical-related statements or claims involving or related to the OCEANS Emulsions, except as may be expressly convey in writing by OCEANS to OBRANDS.

Section 4.3 Forecasts and Communications. OBRANDS shall provide to OCEANS its forecasts of purchases of OMEGA Emulsions on a rolling calendar quarterly basis (“Purchase Forecasts”) and provide and communicate such Sales Forecasts with OCEANS at least thirty (30) days prior to the beginning of the calendar quarter covered by such Sales Forecasts. OBRANDS and OCEANS shall regularly exchange by electronic or telephonic means any information necessary to the performance of their respective responsibilities and roles hereunder. Without limiting the foregoing, each Party shall keep the other Party informed concerning customer complaints and regulatory matters. Executives of the Parties who are not involved in the day-to-day operations hereunder shall communicate at least two (2) times a year to discuss operations under this Agreement with the intent to resolve issues of performance before they become potentially major items and consider (but shall not pursuant this Section 4.3 be obligated to agree upon) changes to meet changing market conditions.

Section 4.4 Purchase Increases. During the Term, OBRANDS shall have the right to increase the quantity of its purchases of the OCEANS Emulsions; provided, however, that without OCEANS prior written consent, in its sole and absolute discretion, OBRANDS may not increase its purchases of OCEANS Emulsions during a calendar quarter in excess of fifty percent (50%) above the immediately preceding calendar quarter Purchase Forecast, unless OCEANS agrees thereto in writing; provided, however, that any agreement by OCEANS to an increase in excess of such percentage in one instance shall not be deemed an agreement to an increase in excess of such percentage in any subsequent calendar quarter. If OCEANS is unable to provide enough OCEANS Emulsion to satisfy the estimated quarterly forecast, then OBRANDS will have the right to use an alternative supplier to provide emulsion for its products for that quarter.

ARTICLE V.CHANGES TO SPECIFICATIONS

5.1 Regulatory Changes. Any changes to the Specifications that are required or appropriate to meet any applicable Laws shall be discussed and negotiated in good faith as to the impact on price and other terms of purchase by the Parties and implemented in a timely manner.

ARTICLE VI. PRODUCT WARRANTIES & RETURNS

Section 6.1 OCEANS Warranty. OCEANS represent and warrants that:

(i) OCEANS has the right to sell and transfer title in the OCEANS Emulsions when delivered to OBRANDS pursuant to this Agreement;

(ii) the OCEANs Emulsions are manufactured in accordance with good manufacturing practices (“GMPs”), as defined in the FDA Act, 21 Chapter 210; and

(iii) the OCEANS Emulsions when delivered conform to the Specifications; and

iv. the OCEANS Emulsions when delivered are labeled in accordance with the applicable labeling requirements of the FDA.

v. OBRANDS shall have a period of thirty (30) days following delivery of any OCEANS Emulsions to analyze the Sample and test whether the OCEANS Emulsions meet the Specifications and also to notify OCEANS in writing of any shortages, damage or other non-conformity to the Specifications and in, connection therewith, OBRANDS shall make damaged and non-conforming OCEANS Emulsions and test results available to OCEANS for its review and inspection. In the absence of timely delivery of such written notice, the OCEANS Emulsions shall be deemed accepted by OBRANDS. If any OCEANS Emulsion fails to conform to the warranties set forth above, and if OBRANDS has given such written notice and related documentation timely provided as aforesaid and OBRANDS has reasonably demonstrated to OCEANS that the OCEANS Emulsions are nonconforming to the Specifications and that such failure is not due in whole or in part to the acts or omissions of OBRANDS or its agents then, in such event, OCEANS, at its option, shall either correct the OCEANS Emulsion to Specifications, replace the nonconforming OCEANS Emulsion or refund to OBRANDS the Price paid for the nonconforming OCEANS Emulsion (including, freight and insurance charges, but excluding any incidental and consequential damages).

Section 6.2 Return Procedure. A Return Material Authorization (“RMA”) number must be obtained by OBRANDS from OCEANS prior to return shipment of any OCEANS Emulsion. To obtain a RMA, OCEANS shall contact Joe Krasinski, Chief Operating Officer, Mycell Technologies LLC, Jkrasinski@mycelltechnologies.com, 201-483-9102. OCEANS shall pay all transportation costs for valid returns of OCEANS Emulsion to OCEANS and for the shipment of corrected or replacement OCEANS Emulsion to OBRANDS, as directed by OBRANDS, and shall bear all risk of loss or damage to such OCEANS Emulsion while in transit; provided that OBRANDS shall pay such charges for invalid or “no defect found” returns.

Section 6.3 Exclusions From OCEANS Warranty. This warranty does not include OCEANS Emulsion that has defects resulting from (a) deficiencies relating to OBRANDS’ Specification; (b) accident, disaster, neglect, abuse, misuse, improper handling, testing, or storage while in OBRANDS’s care, custody or control; or (c) alterations or modifications to OCEANS Emulsion by OBRANDS or Third Parties.

Section 6.4 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENTOCEANS HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE RELATING TO THE OCEANS EMULSION MANUFACTURED HEREUNDER. THESE DISCLAIMERS ARE IN ADDITION TO ANY DISCLAIMERS CONTAINED ON THE PRODUCTS

Section 6.5 Other Representations and Warranties. Each party represents and warrants to the other party as follows:

(i) The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate actions.

(ii) The performance by it of any of the terms and conditions of this Agreement will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it or its Affiliates is a party.

ARTICLE VII. INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 7.1 Each party shall indemnify defend and hold harmless the other party from and against any and all liabilities, claims, losses, damages, injuries, causes of action, action, suit, or proceeding and expense (including reasonable attorneys’ fees, court costs and out-of-pocket expenses) (collectively, “Loss”), suffered or incurred by the other party as a result of (1) a breach of any representation or warranty made by such party in this Agreement; (2) any act or deed, whether by the way of tort or contract, committed or omitted by such party, its employees or agents in the performance of this Agreement; or (3) bodily injury (including death), or property damage arising out of or related to, or asserted to arise from OBRANDS’s use of the OCEANS Emulsions, except to the extent due to the actions or omissions of the other party. The indemnification obligation set forth in this Section shall survive termination and/or expiration of this Agreement.

Section 7.2 Indemnification Procedures The Party seeking indemnification (the “Indemnified Party”) pursuant to this Article VII shall promptly notify the indemnifying party (the “Indemnifying Party”), in writing, of such claim describing such claim in reasonable detail; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless and only to the extent it is actually prejudiced thereby. The Indemnifying Party shall have the right within thirty (30) days after receipt of such notice to take control, through counsel of its own choosing (but reasonably acceptable to the Indemnified Party) and at its own cost and expense, the settlement, or defense thereof unless: (i) the Indemnifying Party is also a party to the proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate; or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding, and provide indemnification with respect thereto. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed, or conditioned), settle or compromise any action, unless such settlement or compromise includes an unconditional release of the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle, or compromise the claim but shall not pay or settle any such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed, or conditioned). The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement, or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including, without limitation, providing the other Party with reasonable access to employees and officers (including as witnesses) and other information. The remedies provided in this Article VII shall not be exclusive of or limit any other remedies that may be available to the Indemnified Parties. No Party shall be entitled to indemnification from the other Party for any Loss arising out of relating to the willful misconduct, gross negligence or bad faith of the Party seeking indemnification.

Section 7.3 LIMITATION OF LIABILITY IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTIAL, CONSEQUENTIAL OR EXMPLARY DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF SALES, PROFITS OR OPPORTUNITY, ARISING FROM OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

IN NO EVENT SHALL EITHER PARTY (INCLUDING ITS AFFILIATES) BE LIABLE TO THE OTHER PARTY OR ANY OTHER PESON FOR ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT, WHETHER BASED UPON WARRANT, CONTRACT, TORT (INCLUDING NEGLIGENCE TO THE EXTENT PERMITTED BY APPLICABLE LAW) OR OTHERWISE FOR AN AMOUNT EXCEED THE FEES PAID BY OBRANDS TO OCEANS, BUT NOT IN ANY EVENT TO EXCEED AN AGGREGATE OF SIX (6) MONTHS OF SUCH FEES.

7.4 Both Parties will carry $5 million of General Liability and Product insurance during the term of this agreement.

ARTICLE VIII. TERMINATION

This Agreement may be terminated by either Party upon or after the occurrence of any of the following events:

(i) A breach by the other Party of any of the terms or conditions of this Agreement which is not corrected within ninety (90) days after the receipt of written notification thereof;

(ii) The entry of an Order naming a party as a “Debtor” under any Bankruptcy provision of the United States Code or upon the entry of a decree or order by a court having competent jurisdiction in respect to any petition filed or action respecting a Party directly involved in a reorganization, arrangement, creditors composition, readjustment, liquidation, dissolution, bankruptcy or similar relief under any present or future United States, or other, statute, law or regulation, and the continuation of any such decree or order as un-styed and in effect for a period of sixty (60) consecutive days.

Termination, expiration, cancellation, suspension or abandonment of this Agreement through any means and for any reason, except as provided for above, shall not relieve the Parties of any obligation herein occurring prior thereto or subsequent thereof. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Article III hereof shall survive any termination of this Agreement.

ARTICLE IX. FORCE MAJEURE

Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental actions, labor conditions, earthquakes or any other cause which is beyond the reasonable control of such Party.

However, if a Force Majeure events results in OCEANS being unable to provide OCEANS Emulsions, then OBRANDS will have the right to utilize another supplier to provide such emulsions until OCEANS is able to provide the emulsion.

ARTICLE X. MISCELLANEOUS

Section 10.1 Order of Precedence. All quotations, Purchase Orders, acknowledgments and invoices issued pursuant to this Agreement are issued for convenience of the parties only and shall be subject to the provisions of this Agreement and the Exhibits attached hereto. When interpreting this Agreement, precedence shall be given to the respective parts in the following descending order: (a) this Agreement; (b) Schedules and Exhibits to this Agreement; and (c) if Purchase Orders are used to release product, those portions of the Purchase Order that are not pre-printed and which are accepted by OCEANS. The parties acknowledge that the preprinted provisions on the reverse side of any such quotation, Purchase Order, acknowledgment or invoice shall be deemed deleted and of no effect whatsoever. No modification to this Agreement, the Exhibits or any Purchase Order shall be valid without the prior written consent of OCEANS and OBRANDS.

Section 10.2 Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State of New York, without application of its principles of conflict of laws. The Parties hereby agree to the exclusive subject matter and personal jurisdiction of the federal and state courts located in the city of New York, New York for all matters arising from this Agreement and hereby irrevocably waive any defense of inconvenient forum or similar defenses.

Section 10.3 Assignment; Subcontractors. Neither this Agreement nor any rights or obligations hereunder shall be transferred or assigned by either party without the written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that this Agreement may be assigned by either party to any Affiliate or to any successor to substantially all of the business of the party to which this Agreement relates; and provided further that any such assignment shall not relieve the assigning party of any of its obligations hereunder.

Section 10.4 Affiliates. Each Party may exercise its rights and carry out its responsibilities under this Agreement through its Affiliates or independent contractors, provided that each Party shall at all times remain liable for the actions, obligations and omissions of any of its Affiliates or independent contractors hereunder.

Section 10.3 Relationship between Parties. Neither party to this Agreement shall have the power to bind the other by any guarantee or representation that either party may give or in any other respect whatsoever incur any debts or liabilities in the name of or on behalf of the other party, and for purposes of this Agreement, the parties hereto hereby acknowledge and agree that they shall not be deemed partners, joint venturers, or to have created the relationship of agency or of employer and employee between the parties.

Section 10.5 Notices. Wherever one Party is required or permitted to give written notice to the other under this Agreement, such notice shall be in writing and sent by registered mail, by nationally recognized overnight courier service, or by hand delivery, with written verification of receipt and date of receipt, to the respective Parties at the following addresses:

Notices to OCEANS:

Oceans Omega, LLC

140 East Ridgewood Avenue, Suite 125

Paramus, NJ 07652

Attn: Frank Gallagi, CFO

With a copy to:

The Law Offices of Scott Spitzer LLC

260 West 52nd Street, #19C

New York, New York 10019

Attn.: Scott Spitzer, Esq.

Notices to OBRANDS:

Omega Brands Inc.

5005 Interbay Blvd

Tampa, FL 33611

Attn: Richard Russell

With a copy to:

Macdonald Tuskey Corporate and Securities Lawyers

4th Floor - 570 Granville Street

Vancouver BC V6C 3P1

Attn: William L. Macdonald

Or to such other address as either party may designate by a notice given in compliance with this paragraph, and shall be deemed effective when received.

Section 10.4 Entire Agreement; No Third Party Beneficiary. The terms and provisions contained in this Agreement and its Exhibits, constitute the entire agreement between the parties on the subject matter hereof and shall supersede all previous communications, representations, agreements or understandings, either oral or written between the Parties with respect to the subject matter hereof. No agreement or understanding varying or extending this Agreement will be binding upon either Party, unless in a writing which specifically refers to this Agreement, and is signed by duly authorized officers or representatives of the respective Parties. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any right or remedy under or by reason of this Agreement, nor shall this Agreement confer any such third party right or remedy.

Section 10.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their successors and permitted assigns shall derive rights or benefits under this Agreement.

Section 10.6 Counterparts. This Agreement may be executed in counterparts (including by facsimile or emailed PDFX) each of which shall be deemed to be a duplicative original, but which, taken together, shall be deemed to constitute a single instrument.

Section 10.7 Severability. If any provision of this Agreement is declared void or unenforceable by any relevant judicial authority, such declaration shall not of itself nullify the remaining provisions of this Agreement, which shall be enforced to the maximum extent permitted by Law.

Section 10.8 Waiver. No waiver by either Party of any breach of any of the terms or conditions herein provided to be performed by the other Party shall be construed as a waiver of any subsequent breach, whether of the same or of any other term or condition hereof.

Section 10.9 Headings. Section headings contained in this Agreement are inserted for convenience of reference only. The section headings shall not be deemed to be a part of this Agreement for any purpose and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Section 10.10 Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may reasonably deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

Section 10.11 Construction of Agreement. The Parties expressly exclude the applicability of the Convention on Contracts for the International Sale of Goods.

[SIGNATURE PAGE TO FOLLOW]

WHEREFORE, the parties hereto have caused this Agreement to be duly executed in their respective behalves as of the day and year first written above.

Oceans Omega, LLC		Omega Brands Inc.

By:	/s/ Frank Gallagi	By:	/s/ Jim Dickson
Name:	Frank Gallagi, CFO		Name: Jim Dickson
Title: CEO and President

Date:	10/8/2014	Date:	10/8/2014

EXHIBIT A

EMULSION & FORMULATION SERVICES PRICING

The minimum order quantity for OCEANS Emulsion is 500 kg.

EXHIBIT B

EMULSION SPECIFICIATIONS

INCON OTEC -250CL-K 2.5:1

LIFE’S DHA OTEC -300-LDHASL35

EXHIBIT C

PROTECTED CUSTOMER LIST

1.	Polar Beverages

2.	Ice River Springs

3.	Niagara Bottling

4.	Advanced H2O Beverages

5.	Premium Beverages

6.	Cott Beverages

7.	National Beverages

8.	High Springs Water

9.	Water Source One

10.	Super Puff

11.	Delta Beverages Inc.

12.	Whitlock Packaging Corporation

13.	Power Brands

14.	Pri-Pak Quality Beverage

15.	DS Waters of America Inc.